Exhibit 10.25

[GRAPHIC]

GALILEO
SUBSCRIBER SERVICES
AGREEMENT (UK)

SECTION A – PARTIES

(A)	GALILEO INTERNATIONAL LIMITED (‘Galileo’)

	Registered Office	Galileo House, Axis Park, 10 Hurricane Way, Langley,
Berkshire SL3 8US
Fax No.

(B)	Subscriber’s Official Name ebookers PLC (‘Subscriber’)
Trading Name (if different)
Head Office address 25 Farringdon Street, London, EC4A 4AB
	Telephone No. 0207 489 2222		Fax No.
Business Type Ö Private Limited Liability Company or Public Limited
	Company	☐ Partnership	☐ Sole Trader
☐ Other (please describe)

Company Registration No. 03818962
VAT No.

Contact(s)

Galileo	Subscriber

Legal Department		Legal Department

Telephone No.	01753 288000	Telephone No. 0207 489 2222
Address As above		Address As above
Fax No. 01753 288 224		Fax No. 0207 489 2432

“Effective Date” means the 13 June day of June 2005 and “Term” shall mean the period of 3 years from the Effective Date subject to Clause 20 of this Agreement.
This Agreement shall come into effect on the Effective Date.

For and on behalf of the Subscriber:		For and on behalf of Galileo:

Signature:	/s/ MARK MEEHAN	Signature:

Name:	MARK MEEHAN	Name:
	(please print)		(please print)

Position:	VICE PRESIDENT OPS	Position:

Date:	28.7.05	Date:

SECTION B - TERMS AND CONDITIONS

1                            DEFINITIONS

In this Agreement, unless the context otherwise requires –

‘Agreement’ means this agreement which shall include Sections A, B, C, and D together with any Schedules attached hereto;

‘Booking Files’ means the passenger name records and related files that are created as a result of bookings made in and through the Galileo System and which may contain Personal Data;

‘Bundled Air Transport Product’ means a pre-arranged combination of an Unbundled Air Transport Product with other services not ancillary to air transport, offered for sale and/or sold at an inclusive price;

‘Business Day’ means any day other than Saturday or Sunday which is not a bank or public holiday in the UK;

‘Charges’ means the charges and fees as set out in Schedule 1 to the Productivity Incentives Agreement and any further charges and fees that may be payable by the Subscriber to Galileo under this Agreement;

‘Communications Link’ means the telecommunications lines and associated equipment provided by Galileo which link the Galileo System to the Equipment at the Location(s);

‘Control’ means, in relation to a body corporate or undertaking, the power of a person to secure that its affairs are conducted in accordance with the wishes of that person –

•                             by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate or undertaking; or

•                             by virtue of any powers conferred by the articles of association or any other document regulating the affairs of or interests in that or any other body corporate or undertaking;

and, in relation to a partnership, means the right to a share of more than one-half of the assets, or of more than one-half of the income, of the partnership;

‘CRS’ means a computerised reservation system containing or providing information about schedules, fares, seat availability and other services of Vendors, through which reservations can be made;

‘Data Protection Laws’ means all applicable laws, regulations, regulatory requirements and codes of practice in connection with the use, processing and disclosure of Personal Data including but not limited to legislation arising from Directive 95/46/EC of the European Parliament and of the Council of 24th October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

‘Effective Date’ means the date shown in Section A;

‘Equipment’ means the Software Products, the Rented Equipment (if any), the Financed Equipment (if any), the Communications Link and any other equipment which the Subscriber uses to access the Galileo System;

‘ETC’ means the excessive transaction charge based on the ‘look to book’ ratios set out in Schedule 1;

‘Financed Equipment’ means the equipment (if any) which Galileo has sold or will sell to a third party finance company, which in turn has rented or leased the equipment or will rent or lease the equipment to the Subscriber, as detailed in Schedule 1;

‘Force Majeure’ means, in relation to either party, a cause beyond the reasonable control of that party including but not limited to natural disasters, armed conflict, terrorist attacks, strikes, labour disputes, work stoppages, fire, acts of government, computer worms or viruses, (but not a failure by the Subscriber to implement adequate virus protection in accordance with Clause 7.3(d)), acts or omissions of any telecommunications or other supplier or any power failure, power surge or breakdown in equipment and, in relation to Galileo only, further including any cause beyond its, or any Galileo Group Company’s, reasonable control affecting the proper performance of the Galileo System;

‘Galileo Group Company’ means Galileo and every company which at the relevant time is a subsidiary, parent or holding company of Galileo, a subsidiary of any such parent or holding company, or a company over which Galileo or any parent or holding company of Galileo has Control, or a subsidiary undertaking of any such company, and ‘Galileo Group’ will be construed accordingly;

‘Galileo System’ means the CRS operated by or for a Galileo Group Company;

‘GTID’ means the unique Galileo terminal identifier code(s) assigned to the Subscriber’s computer terminal(s) which interface with the Galileo System;

‘Intellectual Property Rights’ means copyright and all other intellectual property rights (including, without limitation, patents, trade marks, service marks, designs, domain names, database rights (whether registered or unregistered) and any other similar protected rights in any country);

‘Location(s)’ means the premises at the address(es) set out in Schedule 1 to the Productivity Incentives Agreement (defined below under Productivity Incentives Scheme);

‘Manuals’ means any documents, instructions or other information provided by Galileo to the Subscriber for facilitating the correct use and operation of any Equipment, products or services supplied under this Agreement, as amended or updated by Galileo from time to time, including those in electronic format;

‘Minimum Rental Period’ means, in respect of any item of Rented Equipment, a 3 year period (or in the case of ATB ticket printers, 5 years) commencing from the date of delivery of that item of the Rented Equipment to the Subscriber or its agent or representative, whether at the Location(s) or otherwise;

‘Office Hours’ means 9.00 a.m. to 5.30 p.m. on a Business Day;

‘Permitted Use’ means the obtaining of information via the Galileo System, about schedules, fares, seat availability and other services of Vendors, the making of bookings which are not speculative, fictitious, duplicative or made solely for the purpose of achieving productivity-based segment objectives in respect of such services, and any other use as set out in the Manuals;

‘Personal Data’ means any personal data relating to identifiable natural persons and may include, amongst other things, name, address, telephone number(s) which may include sensitive data;

‘Principal Display’ means a comprehensive neutral display of data concerning air services (and rail carriers where applicable) between city-pairs, within a specified time period;

‘Product Data’ means data which is extracted from the Galileo System by the Galileo Group Companies and, for the avoidance of doubt, does not contain Personal Data;

‘Productivity Incentive Scheme’ means the scheme by which Galileo may make payments to the Subscriber for its use of the Galileo System, as detailed in the separate Productivity Incentives Agreement between ebookers Limited and Galileo Nederland BV (“Productivity Incentives Agreement”) and the definitions contained therein;

‘Purchased Equipment’ means any hardware purchased from Galileo from time to time, as shall be detailed in Schedule 1 where Galileo agrees may agree to provide maintenance services for such hardware in accordance with Clause 13 below;

‘Rented Equipment’ means the equipment (if any), as detailed in Schedule 1, rented by the Subscriber from Galileo in accordance with the terms of this Agreement;

‘Restricted Information’ means information which is disclosed to the Subscriber by Galileo pursuant to or in connection with this Agreement whether orally or in writing or by any other means, and whether or not the information is expressly stated to be confidential or marked as such, including but not limited to the Manuals, the Software Products, GTIDs or pseudo city codes supplied to the Subscriber by Galileo and all other passwords to access or use the Galileo System;

‘Service Centre’ means the telephone advice line which Galileo provides to give the Subscriber assistance in the operation of the Galileo System and to enable the Subscriber to report any faults in the operation of the Equipment, products or services provided by Galileo;

‘Service Centre Hours’ means the hours of 9.00 a.m. to 6.30 p.m. Monday to Friday and the hours of 9.00 a.m. to 5.30 p.m. on a Saturday, excluding the 25th and 26th December and the 1st January each year;

‘Software Products’ means the latest release of the software programs detailed in Schedule 1 and all other software programs as may be supplied from time to time by Galileo to the Subscriber;

‘Term’ means the period of time shown in Section A;

‘Third Party Product’ means any product or service that is not provided by Galileo and is used by the Subscriber in conjunction with, or is affected by, the Galileo System or the Equipment provided by Galileo;

‘Unbundled Air Transport Product’ means the carriage by air of a passenger between two airports, including any related ancillary services and additional benefits offered for sale and/or sold as an integral part of that product; and

‘Vendor’ means a vendor of travel-related products and/or services of any sort including an airline, hotel, rail operator, tour company, car rental company or cruise operator that participates in the Galileo System from time to time.

2                            THE SERVICES

In accordance with and subject to the terms and conditions of this Agreement, Galileo hereby agrees to:

(a)                    grant to the Subscriber a non-exclusive, non-assignable, non-transferable licence in the UK, the Channel Islands and the Isle of Man to:

(i)                        use and access the Galileo System via the Equipment for the Permitted Use only; and

(ii)                     use the Software Products and the Manuals on and in conjunction with the Equipment to access the Galileo System; and

(b)                   rent to the Subscriber the Rented Equipment (if any) in which case Section C of this Agreement shall apply; and

(c)                    provide the Productivity Incentive Scheme.

3                            CHARGES

3.1                    To the extent that charges are applicable in respect of the deliverables provided under the Productivity Incentives Agreement, in consideration of the services and products supplied by Galileo under this Agreement, the Subscriber shall pay to Galileo the Charges.

3.2                    Galileo shall have the right to increase any of the Charges once a year upto a maximum of 5% pa. provided that not less than 60 days’ prior written notice is given to the Subscriber.

3.3                    Galileo may waive certain Charges for Equipment or services at the outset of this Agreement, based on the presumption that the Subscriber shall maintain certain levels of Segment productivity, and/or will continue to avail itself of certain levels of Equipment throughout the Term. If the Subscriber materially diminishes such productivity or Equipment levels, Galileo shall be entitled to introduce a Charge upon no less than 60 days’ prior written notice to the Subscriber which will be reasonable and agreed with Subscriber prior to the giving of such notice.

3.4                    The Charges are exclusive of any applicable value added tax or other tax, for which the Subscriber shall be additionally liable.

3.5                    Galileo will invoice the Subscriber in respect of the Charges monthly in advance and the Subscriber shall pay the Charges due within 30 days of the invoice date.

3.6                    Any other services or products supplied by Galileo to the Subscriber for which a Charge is not expressly listed in Schedule 1 shall be charged by Galileo at its rates prevailing when the service or product is supplied. Such additional charges may include, but shall not be limited to, Charges for training, new releases of the Software Products, hard copies of the Manuals and use of or access to the Galileo System or Equipment belonging to Galileo for purposes other than the Permitted Use or otherwise in breach of Clause 7.

3.7                    In the event the Subscriber fails to pay in full on the due date any amount which is payable to Galileo pursuant to this Agreement then, without prejudice to Clause 20, the amount outstanding shall bear interest, both before and after judgement, at the prevailing statutory rate from the due date until payment is made in full.

3.8                    Galileo shall be entitled, but not obliged, at any time to set off any liability of the Subscriber to Galileo against any liability of Galileo to the Subscriber (in either case howsoever arising and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency. Any exercise by Galileo of its rights under this Clause shall be without prejudice to any other rights or remedies available to it under this Agreement or otherwise.

4                            EQUIPMENT

4.1                    The Subscriber shall ensure that any Equipment which is not Rented Equipment, Financed Equipment or Purchased Equipment meets Galileo’s minimum technical standards, which Galileo shall make available to the Subscriber on request.

4.2                    If, in Galileo’s reasonable opinion, any Equipment which is not Rented Equipment, Financed Equipment or Purchased Equipment does not meet Galileo’s minimum technical standards, Galileo will notify the Subscriber of the reasons in writing and may suspend access to the Galileo System until Galileo is reasonably satisfied that such Equipment meets Galileo’s minimum technical standards. In the event the Subscriber fails to remedy the situation so that such Equipment meets Galileo’s minimum technical standards within 90 days of receipt of Galileo’s written notice, this failure shall be deemed to be a breach for the purpose of Clause 20.3(a) not capable of remedy pursuant to Clause 20.4 of this Agreement.

4.3                    The Subscriber shall keep the Equipment in environmental conditions consistent with any guidelines issued by the manufacturer of the Equipment or Galileo from time to time.

4.4                    The Subscriber shall nor attach or connect any products to the Equipment other than:

(a)                    products which are designed only to receive data (such as receive only printers) provided that Galileo has been informed previously in writing of the product which the Subscriber proposes to attach or connect and provided that any such product is only used for the purposes intended by the relevant manufacturer; or

(b)                   any product which has been previously approved in writing by Galileo.

5                            LOCATION(S)

The Subscriber shall ensure that the Location(s) is suitable for the installation of the Equipment and shall allow Galileo or its representatives or sub-contractors to enter any Location(s) upon reasonable advance notice and during Office Hours to install, inspect or view the Equipment and its operation.

6                            SOFTWARE PRODUCTS AND MANUALS

6.1                    In the event the Subscriber is not able to successfully install the Software Products on the Equipment, or where the Subscriber has requested, and Galileo has agreed to install the Software Products itself, Galileo shall, at the Subscriber’s request, send an engineer to the relevant Location(s) to assist in such installation.

6.2                    Unless specifically permitted under this Agreement, the Subscriber may not without the prior written consent of Galileo:

(a)                    modify, enhance or alter the whole or any part of the Software Products;

(b)                   permit the whole or any part of the Software Products to be combined with or incorporated in any other computer program or software;

(c)                    make any copies of the Software Products or any part thereof including any documents relating to them (except as is reasonably necessary for security purposes or as permitted by section 50 of the Copyright, Designs and Patents Act 1988 and provided the Subscriber reproduces and includes on all such copies any copyright or trade mark notices or any other indication of the rights of Galileo, any Galileo Group Company or any other person. Such copies shall be the property of Galileo and this Agreement shall apply to all such copies as it applies to the Software Products);

(d)                   reverse compile or adapt the whole or any part of the Software Products, except to the extent that such activities are permitted by applicable law; or

(e)                    make any copies of the Manuals or any part thereof.

6.3                    Galileo may from time to time provide to the Subscriber new releases of the Software Products in order to provide enhancements or modifications of existing Software Products and the Subscriber shall procure that such new releases of the Software Products are installed on the Equipment and implemented within 20 Business Days (or such other period of time as agreed by the parties) of delivery of the same by Galileo. From the implementation date of any new release, the terms and conditions of this Agreement will apply to that new release and the Subscriber will discontinue using the superseded release, unless otherwise agreed in writing with Galileo.

6.4                    Galileo may retire Software Products from time to time. Galileo shall use its best endeavours to provide the Subscriber with not less than 3 months written notice of the date upon which it will retire the Software Products in question.

6.5                    The Software Products may be under the ownership of Galileo or a Galileo Group Company or provided pursuant to a licence agreement between Galileo or a Galileo Group Company and a third party software provider. Certain of these third party software providers may require Galileo to agree and comply with terms and conditions that may not already be reflected in this Agreement. Whilst Galileo will always use its best endeavours to negotiate terms with its third party software providers which are consistent in all material respects with those already contained in this Agreement, it may from time to time be necessary for Galileo to pass on such additional terms and conditions to its subscriber customers.

6.6                    In the event that the terms of Clause 6.5 above apply to any Software Product, Galileo may require the Subscriber to agree to additional terms and conditions of use, in which case, upon such agreement, such terms and conditions shall be included by way of an amendment to this Agreement, or which may be included by way of a Schedule.

7                            OPERATION OF THE GALILEO SYSTEM AND THE EQUIPMENT

7.1                    The Subscriber agrees that it will only use, access or seek access to the Galileo System and operate the Equipment:

(a)                    strictly in accordance with the terms of this Agreement and any operating instructions given from time to time by Galileo; and

(b)                   solely for the Permitted Use, provided that the Subscriber may use the Equipment, other than the Software Products, to perform any functions specified by the manufacturer to the extent that this use is not contrary to the terms of this Agreement or any operating instructions given from time to time by Galileo.

7.2                    The Subscriber shall not provide or otherwise make available the Galileo System or Software Products to any person other than the Subscriber’s employees or personnel and the Subscriber shall procure that such employees and personnel shall use and access the same in accordance with the provisions of this Clause 7 only.

7.3                    The Subscriber:

(a)                    shall take all reasonable precautions to prevent any unauthorised use of the Galileo System, the Equipment, any user sign-on identity and GTIDs assigned to the Subscriber;

(b)                   shall be entitled to use the Equipment (other than the Software Products) in any manner that it chooses when any such Equipment is not on line to the Galileo System, provided that any such use will not adversely affect the Galileo System;

(c)                    shall not use the Galileo System, the Equipment or any product connected to the Equipment in such a way that, in Galileo’s reasonable opinion, adversely affects Galileo’s service to its other customers or otherwise;

(d)                   shall at all times during the continuance of this Agreement maintain and use appropriate and up-to-date virus protection procedures and software, including but not limited to any such items as may be requested by, or provided by Galileo from time to time (save in respect of Galileo’s Focalpoint Print Manager, where virus protection shall remain the sole responsibility of Galileo);

(e)                    undertakes to establish and maintain reasonable safeguards against the destruction, loss or unauthorised alteration of the Software Products and the Galileo System, and shall institute reasonable security and disaster recovery procedures (including, but not limited to, the adoption of a security firewall and anti spyware protection) to restrict the destruction, corruption or unauthorised access to the Software Products and/or the Galileo System, data and data files;

(f)                      comply with all instructions for the use of the Equipment, as supplied by Galileo or any Galileo Group Company, from time to time; and

(g)                   shall on no less than a quarterly basis, create back-up files consisting of Passenger Name Records (PNR) and Booking Files for all data which the Subscriber inputs into the Galileo System or the Equipment.

7.4                    Galileo may from time to time and at its discretion and expense either modify or replace any part of the Galileo System or the Equipment supplied by Galileo. Galileo shall give reasonable written notice to the Subscriber of any such modification or replacement of the Galileo System. Galileo will ensure that any such modification or replacement will not be to the detriment of the Subscribers’ use of the Galileo System.

7.5                    The Subscriber agrees to comply with all laws, regulations, rules, orders or directives that relate to its use of the Galileo System or the Equipment.

7.6                    If the Subscriber elects to allow its employees to access the Galileo System from a remote location (“Remote Users”) via User Access (as defined in Clause 15.3 below), then in addition to the terms set forth in that clause, the following shall apply -:

(a)                    the Subscriber must ensure that each Remote User secures the appropriate Equipment necessary to access the Galileo System;

(b)                   unless otherwise agreed in writing with Galileo, the Subscriber shall be responsible for:

(i)                        installing the applicable Software;

(ii)                     training each of its Remote Users up to a maximum of 15 without extra cost; and

(iii)                  obtaining, installing and configuring its selected browsing and e-mail packages. Galileo will not provide Remote Users with any training or support with regard to browsing or e-mail packages.

7.7                    Galileo may agree to perform the services referred to in Clauses 7.6 (b)(i) and (ii) above, provided that Galileo shall be entitled to make a charge for such services.

8         DISPLAYS

8.1                    The Subscriber agrees to access the Principal Display for each individual transaction involving air carriers (and rail carriers, if rail services are made available as part of the Principal Display) and agrees not to manipulate data supplied by the Galileo System in a manner that would result in the inaccurate, misleading or discriminating presentation of information to its customers.

8.2                    Notwithstanding Clause 8.1, the Subscriber may use any display of information other than the Principal Display in response to a request from a customer for details relating to only one air carrier (or rail carrier, if applicable) or where the customer requests information regarding Bundled Air Transport Products (or rail equivalent, if applicable) alone.

9         BOOKINGS

9.1                    The Subscriber shall not intentionally make any flight, hotel, rail, cruise, rental car or other reservation on the Galileo System without a specific customer request made in good faith and shall not make any reservations which are speculative, fictitious or duplicative, nor shall the Subscriber make any reservation for fares where reasonable enquiry by the Subscriber would show that such fares had been incorrectly quoted through the Galileo System.

9.2                    The Subscriber shall comply with all International Air Transport Association (IATA), Billing Settlement Plan (BSP) and other travel industry, governmental and regulatory laws, regulations and rules relevant to this Agreement and the services provided therein.

9.3                    The Subscriber shall indemnify Galileo in respect of any direct or indirect loss or damage which Galileo incurs as a result of a failure by the Subscriber to comply with the provisions of Clause 9.2 above to the extent that such failure is not the result of an act or omission of Galileo and such indemnity shall not be subject to the limitations set out in Clause 17.4 below.

9.4                    The Subscriber may only make live test bookings within the Galileo System provided that Galileo has provided its prior written consent to the Subscriber to do so and provided always that such bookings are cancelled promptly thereafter.

9.5                    A breach by the Subscriber of Clause 9.1, 9.2 or 9.4 above shall be considered a material breach in accordance with Clause 20.3(a) below.

10                     ISSUANCE OF TICKETS

10.1              Where the Subscriber has obtained the necessary Equipment, Galileo will facilitate the automatic issuance of tickets for those scheduled air carriers which participate in the Galileo System provided that the Subscriber complies with any terms, conditions or rules imposed by the relevant air carrier and by any applicable regulatory authority.

10.2              The Subscriber hereby authorises Galileo to disable the Equipment which facilitates the automatic issuance of tickets as outlined in Clause 10.1 to the extent necessary to comply with any request from any relevant air carrier or regulatory authority.

11                     TRAINING

11.1              The Subscriber shall ensure that the Galileo System and the Equipment are only used by its employees and other personnel who are proficient in operating the same.

11.2              Galileo may at its discretion monitor or test the proficiency levels of the Subscriber’s employees or other personnel permitted to use the Galileo System and the Equipment. If Galileo determines in its reasonable opinion that the proficiency levels are insufficient for the proper use of the Galileo System and the Equipment then Galileo shall inform the Subscriber who will arrange, at its cost, for such employees or other personnel to undertake any further training which Galileo reasonably determines necessary in order to train such employees or other personnel to the desired proficiency level.

11.3              The Subscriber will be responsible for all delegate related training costs. Subscriber will be invoiced for seats on public courses where Galileo advertises charges in that market at the full rate and contract trainer services will be provided at cost to meet other needs.

11.4              The Subscriber is entitled to send trainers to any Galileo courses without charge at Galileo’s own discretion.

11.5              In respect of e-learning training, training programs including but not limited to Galileo 360 learning content will be provided at no cost. Galileo will provide e-copies of any training documentation related to Software Products deployed at no cost.

11.3              If required by the Subscriber, Galileo will provide training for the Subscriber’s employees and other personnel in respect of the Galileo System, the Software Products or any new releases thereof, and the use of the Equipment in accordance with Galileo’s standard scale of charges for the time being in force.

11.4              The Subscriber agrees and acknowledges that any training which may be provided by Galileo pursuant to this Clause 11 shall not extend to the provision of basic computer literacy and skills training and the Subscriber shall ensure that its employees and other personnel are adequately equipped with what is reasonably considered basic computer literacy and skills.

11.5              The Subscriber warrants and undertakes that it shall not train any third party in the use of the Galileo System, the Software Products or any new releases thereof or the Rented Equipment (if any) without the prior written consent of Galileo.

12                     SERVICE CENTRE

The Service Centre will operate during the Service Centre Hours. In the event of any changes to the Service Centre Hours (including days of operation) or the telephone number on which the Service Centre can be accessed, Galileo will notify the Subscriber of such changes.

13                     INSTALLATION AND MAINTENANCE

13.1              At the Subscriber’s request, Galileo (or its appointed sub-contractors) shall, subject to Clause 6.1 above, install the Equipment belonging to it (and if so requested, any Financed Equipment) at the relevant Location(s) and connect such Equipment to the Galileo System. Upon completion of such installation the Subscriber shall be deemed to have accepted such Equipment.

13.2              Subject to the payment of any relevant Charges under the terms hereof, or as otherwise agreed in writing between the parties, Galileo shall provide maintenance services in respect of the following to the Subscriber:

(a)                    the Software Products;

(b)                   the Communications Link;

(c)                    the Rented Equipment (if any);

(d)                   the Financed Equipment (if any);

(e)                    the Purchased Equipment (if any); and

(f)                      all other Equipment not specifically referred to above, if required by the Subscriber and agreed in writing with Galileo.

13.3              Subject to the remaining provisions of this Clause 13, the Charges payable for the maintenance services referred to in Clause 13.2 above shall be as follows:

(a)                    in respect of the Software Products, the Communications Link, any Financed Equipment, any Rented Equipment and any Purchased Equipment, as set out in Schedule 1 of the Productivity Incentives Agreement or as otherwise notified in writing by Galileo from time to time;

(b)                   in respect of all other Equipment not specifically referred to above in Clause 13.3(a), where required by the Subscriber, at Galileo’s standard charges in force from time to time.

13.4              Subject to the payment by the Subscriber of the Charges referred to in Clause 13.3, Galileo shall provide the following maintenance services in respect of the Equipment:

(a)                    carry out such preventative maintenance as Galileo, in its absolute discretion, sees fit;

(b)                   provide the Subscriber with technical and functional assistance in respect of the Equipment and the Galileo System via the Service Centre; and

(c)                    upon the request of the Subscriber carry out the diagnosis and rectification of faults in the Equipment as Galileo deems necessary during Office Hours.

13.5              The Subscriber shall not relocate at remove any Equipment from the Location(s) in which it was connected to the Galileo System by Galileo without Galileo’s prior written consent save where such relocation is reasonably necessary in order to prevent loss or damage to that Equipment.

13.6              The Charges for maintenance referred to in Clause 13.3 cover maintenance required to be carried out as a result of fair wear and tear of the relevant Equipment only and for the avoidance of doubt, does not cover any work or materials made necessary by any cause other than fair wear and tear of the relevant Equipment which will be charged on a pass through basis without mark up, to the extent that Galileo is charged in respect of the same including but not limited to:

(a)                    failure or fluctuation of electrical power or other environmental conditions; or

(b)                   neglect, misuse or attempted repair of the Equipment by, or the negligence of, the Subscriber or any third party; or

(c)                    failure to comply with the instructions in the Manuals; or

(d)                   any fault in any attachments or associated equipment which does not form part of the Equipment; or

(e)                    any cause beyond the reasonable control of either party; or

(f)                      the replenishment of any consumable items such as but not limited to data recording tapes, floppy discs, printer ribbons, toner, print heads and stationery; or

(g)                   a failure by the Subscriber to comply with the provisions of Clause 7.3(d), (e) or (f) above; or

(h)                   a failure by the Subscriber to comply with the provisions of Clause 13.5 above.

13.7              The Subscriber shall pay to Galileo, in addition to the Charges referred to in Clause 13.3 above, all charges levied by Galileo in respect of:

(a)                    maintenance carried out as a result of causes other than fair wear and tear of the Equipment; and

13.8              The terms of Clause 3 shall apply to any Charges payable under this Clause 13.

14                     TITLE AND RISK

14.1              The Galileo Group Companies (or their authorised third party licensor, if applicable) shall at all times retain all right, title and interest in and to the Rented Equipment (if any), the Software Products, the Manuals and to any copyright or any other Intellectual Property Rights in respect thereof. The Subscriber shall have no right, title or interest in the same except for the right to use the same upon the terms and conditions contained in this Agreement.

14.2              Risk in the whole or any part of any Rented Equipment, Purchased Equipment (if any) and the Software Products will pass to the Subscriber upon delivery to the Subscriber or its agent or representative, whether at the Location(s) or otherwise.

14.3              Title in any Purchased Equipment shall pass to the Subscriber once Galileo has received payment in full. Until such time:

(a)                    Galileo may at any time require the Subscriber to deliver up the Purchased Equipment to Galileo or its agents or sub-contractors and, if the Subscriber fails to do so forthwith, enter any Location(s) where the Purchased Equipment is stored or installed and repossess the same; and

(b)                   the Subscriber shall not be entitled to pledge or in any way charge by way of security for any indebtedness any of the Purchased Equipment which remain the property of Galileo or a Galileo Group Company, but if the Subscriber does so all moneys owing by the Subscriber to Galileo shall (without limiting any other right or remedy of Galileo) forthwith become due and payable.

14.4              Title and risk in any Financed Equipment shall pass to the Subscriber in accordance with terms of the agreement between the Subscriber and the third party finance company to whom Galileo sold the Financed Equipment.

14.5              The Subscriber will not remove or obscure any identifying marks from the Rented Equipment (if any) or the Software Products.

14.6              The Subscriber shall properly record that the Equipment is owned or licensed by Galileo and shall not account for the Equipment in its books in any way as assets of the Subscriber, nor shall it subject any of the Equipment to any lien, pledge, mortgage, charge or other encumbrance.

14.7              In the event of clause 20.3(b), (c) or, (d) applying, such encumbrancer, administrator or creditor shall have no right over the Equipment.

15                     THIRD PARTY PRODUCTS AND SERVICES

15.1              The Subscriber warrants that it has obtained all necessary consents, approvals and licences for the use of the Third Party Products and the use of such Third Party Products will not violate any Intellectual Property Rights belonging to any third party. The Subscriber shall indemnify Galileo against any claims, proceedings, losses, liabilities, damages (including reasonable costs), charges and expenses of whatever nature arising out of or in connection with any claim or action made against Galileo relating to a breach of the foregoing warranty by the Subscriber. If a Subscriber’s use of a Third Party Product adversely affects the use of the Galileo System by any other party, then Galileo may require that the Subscriber discontinue its use of such Third Party Product until the Subscriber can demonstrate that it has resolved the adverse effect.

15.2              Without prejudice to the generality of Clause 15.1 above, the Subscriber hereby acknowledges that Galileo will have no liability whatsoever with respect to any Third Party Product and that Galileo does not make any warranties, representations or undertakings in respect thereof, including but not limited to the content of any third party website which may be referred to or accessed by hypertext link with the Galileo System and the content of any such third party websites is neither endorsed nor approved by Galileo.

15.3              If the Subscriber elects to access the Galileo System via its own Internet communications method such as ADSL, dial-up phone line, ISDN or cable access (“User Access”), the Subscriber shall be responsible for obtaining, installing, supporting, and maintaining all components of the User Access and for paying all charges of the relevant communications providers. Galileo recommends that the Subscriber establish a firewall, in which case the Subscriber shall configure such firewall in accordance with documentation supplied by Galileo upon the Subscriber’s reasonable request. Galileo shall have no responsibility whatsoever with respect to the User Access, including, but not limited to, the performance or reliability of the User Access.

15.4              If the Subscriber elects to install and use its own local area network operating environment (“LAN”) to access the System, the following shall apply:

(a)                    the Subscriber may copy the applicable Software Products for its internal use only, subject to Clause 6.2 above. The number of the Subscriber’s users who may concurrently access the Galileo System at a Location shall be equal to the number of global terminal identifiers (“GTID’s”) licensed by the Subscriber from Galileo for that Location; and

(b)                   the Subscriber shall be responsible for obtaining, implementing, installing, supporting, and maintaining the LAN, the LAN operating system, the workstation operating system, and all hardware and other software required to utilise the Galileo System, but which is not provided by Galileo, and for all expenses related thereto. At the Subscriber’s request and upon Galileo’s written approval, support services for the foregoing may be available from Galileo, at the Subscriber’s expense.

16                     WARRANTIES

16.1              Each of the Subscriber and Galileo hereby represents and warrants that it has the requisite authority and power to enter into this Agreement and perform its obligations hereunder.

16.2              Subject to Clause 17, Galileo warrants that it will use reasonable care and skill in performing its obligations under this Agreement.

16.3              Subject to the terms of this Agreement Galileo warrants that the Software Products will enable the Subscriber to make bookings via the Galileo System.

16.4              In the event that the Subscriber acquires Purchased Equipment, and to the extent that the Purchased Equipment is covered by any warranty from the manufacturer or supplier, Galileo shall use its reasonable endeavours to ensure that warranty is assigned to the Subscriber, provided that Galileo is permitted to make such assignment.

16.5              Unless otherwise expressly stated in writing, Galileo makes no representation or warranty regarding the Equipment or the accuracy or reliability of any schedule, fare, quotation or any other information provided to the Subscriber via the Galileo System, and the Subscriber hereby releases and waives any claims against Galileo concerning the Equipment or the accuracy or reliability of such information.

17                     LIABILITY

17.1              If either party is prevented or delayed from performing its obligations under this Agreement by reason of any act or omission of the other, then the defaulting party shall pay to the non defaulting party all reasonable costs, charges and losses sustained or incurred by non defaulting party as a direct result (including without limitation the cost of storage and insurance of any Equipment).

17.2              In no event will Galileo be liable for any damages resulting from:

(a)                    loss of data or use but not including loss of Booking Files including PNR where such loss is a direct result of an act or omission of Galileo, loss of revenue, loss of profits, loss of contracts, loss or anticipated savings, loss of goodwill or third party claims; or

(b)                   any losses or damages that are indirect or secondary consequences of any act or omission of Galileo, its employees, representatives or sub-contractors,

whether such losses or damages were reasonably foreseeable or actually foreseen.

17.3              Galileo hereby excludes any liability of any kind relating to any problems of whatever nature which have been caused in the reasonable opinion of Galileo by the Subscriber’s failure to comply with its obligations under this Agreement.

17.4              In no case shall the liability of either party arising out of or connected with this Agreement exceed the total sum of those Productivity Incentives paid by Galileo in the previous 12 months inclusive of all relevant charges and taxes.

17.5              All liability that is not expressly assumed by either party in this Agreement is hereby excluded to the fullest extent permitted by law, save that either party shall not seek to exclude or limit its liability for fraud. These limitations will apply regardless of the form of action, whether under statute, in contract, tort, including negligence, or any other form of action. For the purposes of this Clause, a reference to either party includes that parties’ group companies, employees, sub-contractors, representatives and suppliers. The Subscriber acknowledges that Galileo’s Group Companies, employees, sub-contractors, representatives and suppliers shall have the benefit of the limits and exclusions of liability set out in this Clause on the terms of the Contracts (Rights of Third Parties) Act 1999.

17.6              Nothing in this Clause 17 shall be interpreted as placing a limit on either party’s liability for death or personal injury caused by negligence.

17.7              Galileo shall defend or settle any suit, action, claim, demand or proceedings alleging that the Galileo System or any Equipment infringes any Intellectual Property Rights (a “Claim”) and shall, subject to the Subscriber complying with the procedure for notifying claims set out in Clause 17.9 below, indemnify the Subscriber against any liability, costs, claims, damages or expenses under or in respect of any proceedings brought by any third party against the Subscriber alleging that the use of the Galileo System or any Equipment constitutes such an infringement.

17.8              Following receipt of any claim against it, the Subscriber shall give written notice thereof to Galileo together with a copy of any document setting out the Claim and the Subscriber shall provide Galileo with reasonable assistance and shall give sole authority to Galileo to defend or settle the Claim.

18                     PROPRIETARY RIGHTS AND DATA PROTECTION

18.1              The Subscriber agrees and acknowledges that it does not, by virtue of this Agreement, acquire any Intellectual Property Rights, proprietary rights or other rights in or to:

(a)                    the data stored in or accessed via the Galileo System; or

(b)                   any software, documentation, trade marks or service marks of any of the Galileo Group Companies; or

(c)                    any related materials used in connection with the Galileo System,

except as expressly provided in this Agreement.

18.2              The Subscriber agrees and acknowledges that it shall have no right to use for any purpose any trade mark (whether in word and/or logo device form) or any other Intellectual Property Rights of Galileo without the prior written consent of Galileo and then only in such form and upon such terms as Galileo may from time to time specify in writing.

18.3              The Subscriber, both during and after the term of this Agreement:

(a)                    shall comply with the Data Protection Laws; and

(b)                   shall not do, or cause or permit to be done, anything that may cause or otherwise result in a breach by the Subscriber, Galileo or any third party of the Data Protection Laws.

18.4              The Subscriber warrants that the Galileo Group Companies will have the right to extract, use and send to the participating Vendor to the relevant transaction, for the sole purpose of facilitating such transaction, any data that the Subscriber enters into the Galileo System in respect of bookings made by it and the Subscriber further warrants that the Galileo Group Companies will not be in breach of any applicable and relevant laws (including but not limited to Data Protection Laws) by such use and processing of this data. This data includes but is not limited to Personal Data, airports of departure and arrival, times of departure and arrival and class of seat booked.

18.5              To the extent permitted by all applicable and relevant laws, Galileo will have the right to extract Product Data and to disclose (including sell) and send Product Data to third parties.

18.6              If the Subscriber previously subscribed to a different provider of computerised reservation services, the Subscriber agrees that Galileo may agree to migrate the Subscriber’s Booking Files from that previous service provider into the Galileo System. In connection with the migration of this data, the Subscriber warrants that it has taken all measures to comply with the Data Protection Laws.

18.7              Without prejudice to the generality of Clause 18.3 above the Subscriber hereby warrants and undertakes that any data supplied by it to Galileo (whether stored on or sent over the Galileo System or on the Software Products or otherwise pursuant to this Agreement) will not contain anything obscene, offensive or defamatory, or which is in breach of any laws or regulations.

18.8              The Subscriber shall be liable for and shall indemnify Galileo against any and all claims, actions, liabilities, losses, damages and expenses (including legal expenses on a full indemnity basis) incurred by Galileo which arise directly or indirectly as a result of any breach of the obligations, undertakings and/or warranties set out in this Clause 18 by the Subscriber, its employees, personnel, agents, representatives or contractors, including without limitation those arising out of any third party demand, claim or action, or any breach of contract, negligence, fraud, wilful misconduct, breach of statutory duty or non-compliance with any applicable laws or regulations.

19                     CHANGE OF CONTROL

19.1              Either party shall have the right to forthwith terminate this Agreement by written notice to the other if Control of the other (or of any entity of which the Subscriber is a subsidiary) is acquired by any person, whether acting on its own or with any other person(s), not having Control over either party (or any such entity) on the date of this Agreement. For the purposes of this Clause, one party is a ‘subsidiary’ of another person if that other person directly or indirectly:

(a)                    holds a majority of the voting rights in it; or

(b)                   is a member of it and has the right to appoint or remove a majority of its board of directors; or

(c)                    is a member of it and Controls alone or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it.

19.2              if either party shall in the event of it becoming aware that there is or will be a change of Control of it or any other entity referred to in Clause 19.1 forthwith notify the other partyin writing of that fact.

20                     TERMINATION

20.1              This Agreement shall, without prejudice to Clauses 19 and 22 and any applicable laws and subject to the following provisions, continue throughout the Term and thereafter continue until terminated in accordance with the terms of this Agreement.

20.2              Without prejudice to Clauses 19, 20.3 and 22 and subject to Clause 20.1, either party may terminate this Agreement by giving the other party at least 3 months’ written notice.

20.3              Either party may forthwith terminate this Agreement by giving written notice to the other party if:

(a)                    the other party commits any breach of any of the provisions of this Agreement and, if the breach is capable of remedy, fails to remedy it within 30 days (5 days in the case of any non-payment) after being given a written notice setting out in reasonable detail the breach and requiring it to be remedied; or

(b)                   an encumbrancer takes possession of, or (if that other party is a company) an administrative receiver, receiver or manager is appointed over any of the property or assets of that other party; or

(c)                    the other party makes any voluntary arrangement with his or its creditors or (if a company) has an administrator appointed or any person takes any steps, including filing documents with any court of competent jurisdiction and giving notice of intention to appoint an administrator, for the purpose of placing it in administration; or

(d)                   the other party (if an individual or firm) has a bankruptcy order made against him or it or (if a company) goes into liquidation (except for the purposes of amalgamation or reconstruction and so that the resulting company effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement); or

(e)                    that other party ceases, or threatens to cease, to carry on business.

20.4              For the purposes of Clause 20.3(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence).

20.5              If the Subscriber is in material breach of this Agreement at any time (including late payment of the Charges under Clause 3.4 above), Galileo may, without prejudice to any other rights it may have, suspend provision of any or all of the services to be provided by it under this Agreement until such breach is remedied to Galileo’s satisfaction. In the event of such suspension, the Subscriber agrees to pay Galileo’s then current reconnection charges where applicable.

20.6              Upon the termination of this Agreement for any reason:

(a)                    the Subscriber shall immediately:

(i)                        stop accessing the Galileo System, making use of any Equipment belonging to Galileo and representing itself as being connected with the Galileo System in any way;

(ii)                     make available for Galileo’s collection at the Location(s) any Equipment belonging to Galileo (such Equipment to be in good order, repair and condition), and for this purpose, Galileo and its employees, representatives and sub-contractors shall be entitled during Office Hours to access the Location(s) or any other place where such Equipment is situated; and

(iii)                  return the Manuals, and any other information provided by Galileo, to Galileo.

(b)                   any sum owing by either party to the other pursuant to this Agreement shall be immediately payable;

(c)                    the licences granted under this Agreement shall immediately terminate and each party shall consent to the cancellation of any formal licence in respect of any rights granted to it, or of any registration of it in any register, under or pursuant to this Agreement;

(d)                   any provision of this Agreement which is expressed to continue in force after termination shall continue in full force and effect; and

(e)                    subject as provided in this Clause 20.6, and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

20.7              Galileo will use its reasonable efforts to disconnect any Equipment from the Galileo System and to remove the Rented Equipment (if any) from the Location(s) within 15 Business Days of the termination of this Agreement. Pending such disconnection and removal, the Subscriber shall not tamper with, damage or move the Equipment provided by Galileo. Save where this Agreement is terminated for Galileo’s breach, Galileo will be entitled to charge, and the Subscriber agrees to pay, a disconnection fee for each Location which shall be commensurate with the amount of Equipment installed at that Location, together with Galileo’s other direct costs incurred in respect of the disconnection of the relevant Equipment and pursuant to the termination of this Agreement.

20.8              The rights to terminate this Agreement given by this Clause 20 shall not affect or prejudice any other right or remedy of either party in respect of the breach concerned or any other breach.

21                     CONFIDENTIALITY

21.1              The parties hereby agree not to disclose any terms of this Agreement without the prior written consent of the other party unless and to the extent such disclosure is required by law or any relevant regulatory authority.

21.2              The Subscriber undertakes with Galileo that, except as provided by Clause 21.3 or as authorised in writing by Galileo it shall at all times during the continuance of this Agreement and after its termination:

(a)                    keep confidential all Restricted Information;

(b)                   not use any Restricted Information for any purpose other than as contemplated by and subject to the terms of this Agreement; and

(c)                    not make any copies of, record in any way or part with possession of any material containing or recording any Restricted Information, save as otherwise expressly permitted under this Agreement.

The Subscriber shall ensure that none of its directors, officers, employees and other personnel, representatives, agents or advisers does any act which, if done by the Subscriber, would be a breach of this Clause.

21.3              The Subscriber may disclose any Restricted Information:

(a)                    to any employee or other personnel of the Subscriber to such extent only as is necessary for the purposes contemplated by this Agreement and the Subscriber undertakes to ensure that any employees or other personnel who are permitted to have access to the Restricted Information are made aware prior to the disclosure to them of the Restricted Information, or any part thereof, that the same is confidential and that they owe a duty of confidence in respect thereof to Galileo; or

(b)                   to the extent required by law or any relevant regulatory authority.

21.4              The Subscriber shall indemnify Galileo against any costs, claims, damages or expenses awarded against, or incurred or agreed to be paid in settlement by Galileo as a result of any unauthorised use of the Restricted Information or the Subscriber’s failure to comply with the provisions of this Clause 21.

22                     FORCE MAJEURE

22.1              If any act of Force Majeure occurs in relation to either party which affects or may affect the performance of any of its obligations under this Agreement, it shall forthwith notify the other party in writing of its nature and extent.

22.2              Except for any obligation to make any payment on time, neither party shall be deemed to be in breach of this Agreement, or shall otherwise be liable to the other party, by reason of any delay in performance, or the non-performance, of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

22.3              If the performance by either party of any of its obligations under this Agreement is prevented or delayed by Force Majeure for a continuous period in excess of 1 month, the other party shall be entitled to terminate this Agreement with immediate effect by giving written notice to the party so affected.

23                     NOTICES

23.1              Any notice required or authorised by this Agreement to be given by either party to the other must be in writing and may be:

(a)                    delivered by hand; or

(b)                   sent by pre-paid registered post; or

(c)                    sent by fax transmission,

to the other party at the address or fax number appearing in Section A of this Agreement, or to such other address or fax number as may be notified in writing by that other party from time to time in accordance with this provision.

23.2              Any notice sent by post in accordance with Clause 23.1 shall be deemed to have been received on the second Business Day after being posted. Any notice delivered by hand or sent by fax transmission shall be deemed to have been received on the day of delivery or transmission where such delivery or transmission takes place before 5.30 pm on a Business Day, or on the following Business Day where delivery or transmission takes place on a day not being a Business Day or after 5.30 pm on a Business Day.

24                     NATURE OF THE AGREEMENT

24.1              Galileo shall have the right to assign, subcontract or otherwise delegate all or any of its rights or obligations under this Agreement.

24.2              The Subscriber shall not assign this Agreement or any right or obligation hereunder without the prior written consent of Galileo which shall not be unreasonably withheld or delayed.

24.3              In the event of any permitted assignment this Agreement shall continue to bind the successors in title and assigns of the relevant parties.

24.4              No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties to this Agreement, except to the extent that this Agreement expressly provides for that Act to apply to any of its terms. Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any third party.

24.5              Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

24.6              This Agreement may not be modified except by an instrument in writing duly executed by or on behalf of the parties.

24.7              This Agreement supersedes any previous agreement or arrangement between the parties or any of them relating to the subject matter of this Agreement, and any such agreement or arrangement shall, with effect from the Effective Date, be deemed to be terminated by mutual consent of the parties; and, except for any accrued right or liability of any of the parties at the Effective Date, none of the parties shall be deemed to have any further right or obligation, or any accrued right or liability, under any such agreement or arrangement.

24.8              Each party acknowledges that, in entering into this Agreement, it does not rely on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law, but nothing in this Agreement shall affect the liability of any party for any fraudulent misrepresentation.

24.9              If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part or is so rendered by any applicable code, regulation or law, such provision or the relevant part of the affected provision, as the case may be, shall be deemed deleted without prejudice to the remainder of the affected provision and the remaining provisions of this Agreement which shall continue in full force and effect notwithstanding such deletion and the parties shall promptly after such deletion negotiate in good faith to agree a substitute provision or provisions complying with the said code, regulation or law.

24.10        No failure or delay by either party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, or otherwise prejudice, affect or restrict the rights or remedies of that party in relation to the other party, and no waiver by either party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision of this Agreement.

24.11        This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other party.

25                     SURVIVAL

Clauses 17, 18, 20, 21, 26, 27 32, 34.6 and 37.4(b) shall in all cases survive the expiration, termination or cancellation of this Agreement.

26                     DISPUTE ESCALATION AND RESOLUTION

26.1              Prior to commencing formal legal proceedings (other than where injunctive relief is appropriate), the parties shall refer by notice in writing any dispute between the parties arising out of or relating to this Agreement to their respective contract managers for resolution. The contract managers shall negotiate in good faith to attempt to resolve such disputes. Where a party to this Agreement seeks but fails to secure injunctive relief this will not be considered to be a breach of this Clause 26.1.

26.2              If any dispute cannot be resolved by the contract managers within 21 days (or such other time as agreed in writing between the parties) after it has been referred to them, the dispute shall be referred to the current Country Manager of Galileo and a suitable individual nominated by the Subscriber (which in the case of the Subscriber being a company, shall be a director of the Subscriber), who shall negotiate in good faith to resolve such disputes within a further 21 days or such time as agreed in writing between the parties.

26.3              Should the respective directors be unable to resolve any dispute in accordance with Clause 26.2 the parties shall then proceed to mediation in accordance with the Centre for Dispute Resolution (CEDR) Model Mediation Procedure. If the parties have not settled the dispute by mediation within 42 days of the execution by the parties of a mediation agreement (save where agreed in writing between the parties) then Clause 27 shall apply in respect of that dispute.

26.4              For the avoidance of doubt, use of this dispute resolution procedure will not constitute a waiver of any right of either party to issue proceedings or make any claim in respect of this Agreement where the parties have been unable to resolve this dispute by the procedures set out in this Clause 26.

26.5              Unless concluded with a written legally binding agreement, all negotiations (including any correspondence, discussions, exchanges or offers) connected with any procedures set out in this Clause 26 shall be confidential (save that the parties may disclose the same to their respective legal advisors and any mediator) and neither party shall be entitled to disclose information regarding the conduct of such procedures or negotiations in any future proceedings.

27                     GOVERNING LAW

This Agreement shall be governed by English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts.

SECTION C – RENTED EQUIPMENT

28                     RENTAL

28.1              The Rented Equipment shall be rented to the Subscriber for the Minimum Rental Period commencing at the time of deliver of such equipment to the Subscriber or its agent or representative, whether at the Location(s) or otherwise and ending on the termination of this Agreement or the expiry of the Minimum Rental Period, whichever occurs first.

28.2              The Rented Equipment will not necessarily be new.

28.3              The Subscriber shall not sell, sub-let, pledge, charge or part with possession or control of or otherwise deal with the Rented Equipment or any interest therein, nor permit any lien or other encumbrance to be created on the Rented Equipment.

28.4              The Subscriber shall not:

(a)                    use the Rented Equipment to access any CRS other than the Galileo System; or

(b)                   cause or allow the Rented Equipment or any part thereof to be attached or affixed to any land or building so as to become a fixture; or

(c)                    remove or move any Rented Equipment from the Location(s) without Galileo’s prior agreement.

28.5              The Subscriber shall only be entitled to use the Rented Equipment as recommended by Galileo and shall not attach any other hardware to the Rented Equipment or install any software on the Rented Equipment without Galileo’s prior written approval.

29                     REPAIRS

29.1              The Subscriber agrees that neither the Subscriber nor any third party will undertake maintenance, repair work, alterations, modifications or connections of any nature whatsoever of or to the Rented Equipment without the prior written consent of Galileo.

29.2              Galileo may in its sole discretion choose to replace the Rented Equipment rather than repair any defect in it.

30                     CONSUMABLE ITEMS

Consumable items including but not limited to data recording tapes, floppy discs, printer ribbons, print heads, toner and stationery will be supplied once only as part of the Rented Equipment when it is delivered to the Subscriber.

31                     INSURANCE

31.1              The Subscriber shall at its own expense take out and maintain insurance against all usual risks relating to loss of or damage to the Rented Equipment for the full replacement cost thereof, from the time of delivery to the Location(s) until they are re-delivered to Galileo in accordance with this Agreement.

31.2              The Subscriber shall keep the Rented Equipment secure and use its best endeavours to avoid any damage to or loss of the Rented Equipment. In the event of any loss of or damage to the Rented Equipment:

(a)                    the Subscriber will immediately notify both Galileo and the insurer in writing of such loss or damage;

(b)                   a duly authorised signatory of the Subscriber shall confirm in writing that it shall reimburse Galileo for the full replacement cost or repair of the lost/damaged Rented Equipment;

(c)                    upon receipt of the confirmation referred to in Clause 31.2(b) above, Galileo will arrange to repair or replace the lost/damaged Rented Equipment as soon as reasonably practicable;

(d)                   the Subscriber will thereafter hold such repaired or replaced Rented Equipment upon the terms and conditions of this Agreement;

(e)                    notwithstanding Clause 31.2(b) above, the Subscriber will pay to Galileo the repair or replacement costs of the lost/damaged Rented Equipment; and

(f)                      provided Galileo has received the sum referred to in Clause 31.2(b) above, the Subscriber shall be entitled to retain the insurance monies received under the relevant insurance policy.

32                     EARLY TERMINATION

32.1              If this Agreement is terminated before the end of the Minimum Rental Period for any item of Rented Equipment for any reason other than Galileo’s material breach of this Agreement (where such material breach is not capable of remedy in accordance with Clause 20.4) or insolvency or Force Majeure, then in consideration of the Charges for such item(s) of the Rented Equipment being calculated on the basis of a 3-year minimum term (5 years for ATB ticket printers), which basis is hereby agreed and accepted by the Subscriber, the Subscriber shall pay Galileo a sum equivalent to all Charges in respect of the rental of such item(s) of the Rented Equipment that the Subscriber would otherwise have had to pay during the remainder of the relevant Minimum Rental Period, discounted by 10% to reflect early payment of sums that would have fallen due in the future. The Subscriber shall pay this sum within 30 days of the termination of this Agreement and acknowledges that such amount is a genuine pre-estimate of Galileo’s losses as a result of such early termination.